Exhibit 10.1

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”), dated as of March 16, 2018, is made and entered into by and among SPS Commerce, Inc., a Delaware corporation (the “Company”); Legion Partners Holdings, LLC, a Delaware limited liability company (“Legion Partners”), and each of the other persons and entities set forth on Exhibit A hereto (collectively with Legion Partners and together with any other Affiliates of Legion Partners who are or hereafter become beneficial owners of any shares of Common Stock, the “Legion Investors”); and Ancora Advisors, LLC, a Nevada limited liability company (“Ancora Advisors”), and each of the other persons and entities set forth on Exhibit B hereto (collectively with Ancora Advisors and together with any other Affiliates of Ancora Advisors who are or hereafter become beneficial owners of any shares of Common Stock, the “Ancora Investors”). The Legion Investors and the Ancora Investors are collectively referred to as the “Investor Group,” with each member of the Investor Group being referred to as an “Investor.” The Investor Group and the Company are collectively referred to as the “Parties.”

WHEREAS, Legion Partners submitted a notice on February 21, 2018 (the “Stockholder Nomination”), providing notice of Legion Partners’ intention to nominate certain individuals for election to the Company’s Board of Directors (the “Board”) at the Company’s 2018 annual meeting of stockholders (the “2018 Annual Meeting”);

WHEREAS, the Company and the Investor Group have engaged in discussions regarding the Company’s Board composition and the Company’s business, financial performance, and strategic plans;

WHEREAS, as of the date of this Agreement, the Legion Investors are deemed to beneficially own that number of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), as set forth on Exhibit A hereto;

WHEREAS, as of the date of this Agreement, the Ancora Investors are deemed to beneficially own that number of shares of Common Stock as set forth on Exhibit B hereto; and

WHEREAS, the Company and the Investor Group believe that the best interests of the Company and its stockholders (including the Investor Group) would be served at this time by, among other things, coming to an agreement with respect to the composition of the Board, the 2018 Annual Meeting and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.    Board Matters.

(a)    Board Composition.

(i)    Simultaneously with the execution of this Agreement, the Company agrees that the Board and all applicable committees thereof shall (A) increase the size of the Board from seven members to ten members until the 2018 Annual Meeting, at which time the size of the Board shall be nine members; (B) appoint Melvin L. Keating and Michael J. McConnell (each, an “Investor Group Nominee”) to the Board; and (C) appoint Marty M. Reaume (the “Additional Independent Nominee” and, collectively with the Investor Group Nominees, the “New Directors”) to the Board.

(ii)    Prior to the mailing of its definitive proxy statement for the 2018 Annual Meeting, the Company agrees that the Board and all applicable committees thereof shall take all necessary actions to nominate for re-election to the Board at the 2018 Annual Meeting (A) the Investor Group Nominees; (B) the Additional Independent Nominee; and (C) Archie C. Black, Martin J. Leestma, James B. Ramsey, Tami L. Reller, Philip E. Soran, and Sven A. Wehrwein (the “Continuing Directors”).

(b)    Candidate Information. The Investor Group acknowledges that each New Director shall have provided to the Company information required to be, or customarily disclosed by, directors or director candidates in proxy statements or other filings under applicable law or stock exchange rules or listing standards, information in connection with assessing eligibility, independence, and other criteria applicable to directors, and a fully completed, true and accurate copy of the Company’s standard director questionnaire and other reasonable and customary director onboarding documentation. The Investor Group acknowledges that each New Director (and any Replacement of an Investor Group Nominee) shall be required to provide the Company with such information as reasonably requested from all members of the Board as is required to be disclosed under applicable law or stock exchange regulations, in each case as promptly as necessary to enable the timely filing of the Company’s proxy statement and other periodic reports with the U.S. Securities and Exchange Commission (the “SEC”).

(c)    Board Size. The Company agrees that the Board shall not, without the consent of the Investor Group, increase the size of the Board to more than nine directors from and after the 2018 Annual Meeting until the expiration of the Standstill Period.

(d)    Solicitation. At the 2018 Annual Meeting, the Company agrees to recommend, support, and solicit proxies for the election of the Investor Group Nominees (and any Replacement, if applicable) and the Additional Independent Nominee in the same manner as the Company recommends, supports, and solicits proxies for the election of the Continuing Directors.

(e)    Benefits. The Company agrees that each New Director shall receive (i) the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the other directors on the Board, (ii) the same compensation for his or her service as a director as the compensation received by other non-management directors on the Board, and (iii) such other benefits on the same basis as all other non-management directors on the Board, including having the Company (or its legal counsel) prepare and file with the SEC, at the Company’s expense, all Forms 3, 4, and 5 under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are required to be filed by each director of the Company.

(f)    Board Policies and Procedures. Each Party acknowledges that each New Director (and any Replacement), upon election to the Board, shall be governed by all of the same policies, processes, procedures, codes, rules, standards, and guidelines applicable to members of the Board, including the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and policies on insider trading, stock ownership, public disclosures and confidentiality, and shall be required to strictly adhere to the Company’s policies on confidentiality imposed on all members of the Board.

(g)    Company Rights. The Investor Group agrees that the Company’s obligations under this Section 1 shall terminate, effective immediately, upon such time as any Investor or any Affiliate thereof submits a notice of a nomination of directors for election to the Board during the Standstill Period.

(h)    Replacement Director. For so long as the Investor Group beneficially owns, in the aggregate, at least 2% of the Company’s currently outstanding Common Stock, if, from the date hereof until the expiration of the Standstill Period, any Investor Group Nominee is unable or unwilling to serve as an independent director for any reason, the Investor Group shall have the right to propose a replacement for such director (a “Replacement”) with relevant financial and business experience, who qualifies as “independent” pursuant to the listing standards of The Nasdaq Stock Market LLC (“NASDAQ”), who is not an officer, director, employee, or Affiliate of any Investor and who does not receive compensation from any Investor, and whose qualifications are substantially similar to the Investor Group Nominee who is being replaced (and who satisfies Company policies applicable to all directors). Subject to the written mutual agreement of the Company and the Investor Group, not to be unreasonably withheld or delayed, such Replacement shall be promptly appointed to the Board and deemed to be an Investor Group Nominee for all purposes hereof (it being understood that the Company and the Investor Group shall work together expeditiously and in good faith to mutually agree upon a Replacement meeting the standards described above).

(i)    Committees.

(i)    Within six months following the execution of this Agreement, the Board shall form a Finance and Strategy Committee of the Board (the “Finance and Strategy Committee”) and shall appoint the Investor Group Nominees to such committee. From and after the formation of the Finance and Strategy Committee until the expiration of the Standstill Period, (A) the Investor Group Nominees (and any Replacement) shall be members of the Finance and Strategy Committee, and (B) the Company shall not undertake any Extraordinary Transaction (as defined below) until such transaction shall have been reviewed by such committee.

(ii)    Subject to applicable law and the rules of NASDAQ, if any, that are applicable to the composition of such committee, during the Standstill Period, the Board and all applicable committees of the Board shall give the New Directors the same due consideration for membership to each other committee of the Board as any other independent director.

2.    Stockholder Meetings.

(a)    The Investor Group hereby irrevocably withdraws the Stockholder Nomination and any related materials or notices submitted to the Company in connection therewith.

(b)    At each annual or special meeting of stockholders held prior to the expiration of the Standstill Period, each Investor agrees to (i) appear at such stockholders’ meeting or otherwise cause all shares of Common Stock beneficially owned by such Investor and its respective Affiliates to be counted as present for purposes of establishing a quorum, (ii) vote, or cause to be voted, all shares of Common Stock beneficially owned by such Investor and its respective Affiliates on the Company’s proxy card or voting instruction form in favor of (A) each of the directors nominated by the Board and recommended by the Board in the election of directors (and not in favor of any other nominees to serve on the Board), and (B) each of the proposals listed on the Company’s proxy card or voting instruction form as identified in the Company’s proxy statement in accordance with the Board’s recommendations, including in favor of all other matters recommended for stockholder approval by the Board, and (iii) not execute any proxy card or voting instruction form in respect of such stockholders’ meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Board; provided that, notwithstanding the foregoing, to the extent that the recommendation of either Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) differs from the Board’s recommendation with respect to any matter other than nominees for election as directors to the Board, each Investor shall have the right to vote in accordance with the recommendation of ISS or Glass Lewis with respect to such matters; and provided further that each Investor shall have the right to vote in their sole discretion with respect to any merger, acquisition, recapitalization, financing transaction, restructuring, disposition, distribution, spin-off, asset sale, joint venture or other business combination involving the Company or of any of its Affiliates (each, an “Extraordinary Transaction”).

(c)    The Company shall use its reasonable best efforts to hold the 2018 Annual Meeting no later than June 15, 2018.

3.    Standstill.

(a)    Except as otherwise contemplated or permitted hereunder, from the date of this Agreement until the expiration of the Standstill Period, each Investor shall not, and shall cause its respective Affiliates, principals, directors, general partners, officers, employees and, to the extent acting on their behalf, agents and representatives (collectively, the “Related Persons”), not to, directly or indirectly:

(i)    make any announcement or proposal with respect to, or offer, seek, propose, or indicate an interest in (A) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries, or (C) any form of tender or exchange offer for the Common Stock, whether or not such transaction involves a change of control of the Company (it being understood that the foregoing shall not prohibit Investors or their Affiliates from acquiring Common Stock within the limitations set forth in Section 3(a)(iii));

(ii)    engage in any solicitation of proxies or written consents to vote any voting securities of the Company, or conduct any nonbinding referendum with respect to any voting securities of the Company, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, to vote any securities of the Company;

(iii)    purchase or otherwise acquire, or offer, seek, propose, or agree to acquire, ownership (including beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any securities of the Company, any direct or indirect rights or options to acquire any such securities, any derivative securities or contracts or instruments in any way related to the price of shares of common stock of the Company, or any assets or liabilities of the Company; provided that the Investor Group, in the aggregate, may acquire beneficial ownership of up to 9.9% of the outstanding shares of Common Stock;

(iv)    seek to advise, encourage, or influence any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company;

(v)    sell, offer, or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the Investor Group to any person or entity not (A) a Party to this Agreement, (B) a member of the Board, (C) an officer of the Company, or (D) an Affiliate of the Investor Group (any person or entity not set forth in clauses (A)-(D) shall be referred to as a “Third Party”) that would knowingly result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any, beneficial or other ownership interest representing in the aggregate in excess of 4.9% of the shares of Common Stock outstanding at such time;

(vi)    take any action in support of or make any proposal or request that constitutes: (A) advising, controlling, changing, or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, except as set forth in this Agreement, (B) any material change in the capitalization, stock repurchase programs and practices, or dividend policy of the Company, (C) any other material change in the Company’s management, business, or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s Certificate of Incorporation or Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii)    communicate with stockholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act;

(viii)    engage in any course of conduct with the purpose of causing stockholders of the Company to vote contrary to the recommendation of the Board on any matter presented to the Company’s stockholders for their vote at any meeting of the Company’s stockholders;

(ix)    call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Company’s Certificate of Incorporation or Bylaws, including a “town hall meeting”;

(x)    deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock (other than any such voting trust, arrangement or agreement solely among the Investors or any Affiliates thereof that is otherwise in accordance with this Agreement);

(xi)    seek, or encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage, or take any other action with respect to the election or removal of any directors;

(xii)    form, join, or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock; provided, however, that nothing herein shall limit the ability of an Affiliate of the Investor Group to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound in writing by the terms and conditions of this Agreement and, if required under the Exchange Act, an Investor files a Schedule 13D within two business days disclosing that such Investor has formed a group with such Affiliate;

(xiii)    demand a copy of the Company’s list of stockholders or its other books and records or make any request under Section 220 of the Delaware General Corporation Law;

(xiv)    commence, encourage, or support any derivative action in the name of the Company, or any class action against the Company or any of its officers or directors with the intent of circumventing this Section 3; provided, however, that the foregoing shall not prevent any Investor from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against an Investor, or (C) responding to or complying with a validly issued legal process that neither the Investor Group nor any of their Affiliates initiated, encouraged or facilitated; or

(xv)    make any request or submit any proposal to amend or waive the terms of this Section 3 other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party.

(b)    Notwithstanding the foregoing, nothing in this Section 3 shall prohibit or restrict the Investor Group from: (A) communicating privately with the Board or any officer or director of the Company regarding any matter so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (B) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Investor Group or any of their respective Affiliates or Associates, provided that a breach by the Investor Group of this Agreement is not the cause of the applicable requirement, or (C) privately communicating to any of their potential investors or investors factual information regarding the Company, provided such communications are based on publicly available information. For the avoidance of doubt, subject to applicable law, the Investor Group shall not be prohibited from communicating privately with stockholders of the Company and others in a manner that does not otherwise violate this Section 3 or Section 6.

(c)    The provisions of this Section 3 shall not limit in any respect the actions of any director of the Company in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to the Company and its stockholders (it being understood and agreed that neither the Investor Group nor any of its Affiliates shall seek to do indirectly through the New Directors anything that would be prohibited if done by Investor or its Affiliates). The provisions of this Section 3 shall also not prevent the Investor Group from freely voting its shares of Common Stock (except as otherwise provided in Section 2 hereto) or taking any actions as specifically contemplated in Section 1.

(d)    For purposes of this Agreement:

(i)    “Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act;

(ii)    “Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act;

(iii)    “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(iv)    “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity of any kind or nature; and

(v)    “Standstill Period” shall mean the period commencing on the date of this Agreement and ending 30 calendar days prior to the expiration of the advance-notice period for the submission by stockholders of director nominations for consideration at the Company’s 2019 annual meeting of stockholders (as set forth in the advance-notice provisions of the Company’s Bylaws in effect on the date hereof).

(e)    During the Standstill Period, until such time as the Investors file an initial Schedule 13D, upon reasonable written notice from the Company pursuant to Section 10, the Investor Group will promptly provide the Company with information regarding the amount of the securities of the Company (a) beneficially owned by each Investor, (b) with respect to which the Investor Group has (i) any direct or indirect rights or options to acquire or (ii) any economic exposure through any derivative securities or contracts or instruments in any way related to the price of such securities, or (c) with respect to which the Investor Group has hedged its position by selling covered call options. This ownership information provided to the Company will be kept strictly confidential unless required to be disclosed pursuant to applicable law.

4.    Representations and Warranties of the Company. The Company represents and warrants to the Investors that (a) the Company has the corporate power and authority to execute the Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

5.    Representations and Warranties of the Investors. Each Investor, on behalf of itself, jointly and severally represents and warrants to the Company that (a) as of the date hereof, such Investor beneficially owns, directly or indirectly, only the number of shares of Common Stock as described opposite its name on Exhibit A or Exhibit B (as applicable), and Exhibit A or Exhibit B (as applicable) includes all Affiliates of any such Investor that own any securities of the Company beneficially or of record and reflects all shares of Common Stock in which such Investor has any interest or right to acquire, whether through derivative securities, voting agreements or otherwise, (b) this Agreement has been duly and validly authorized, executed and delivered by such Investor, and constitutes a valid and binding obligation and agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) such Investor has the authority to execute the Agreement on behalf of itself and the applicable Investor associated with that signatory’s name, and to bind such Investor to the terms hereof, (d) such Investor shall use its commercially reasonable efforts to cause its respective Related Persons to comply with the terms of this Agreement, and (e) the execution, delivery, and performance of this Agreement by such Investor does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Investor is a party or by which it is bound.

6.    Mutual Non-Disparagement.

(a)    Each Investor agrees that, until the earlier of (i) the expiration of the Standstill Period and (ii) any material breach of this Agreement by the Company (provided that the Company shall have three business days following written notice from the Investor Group of material breach to remedy such material breach if capable of remedy), neither it nor any of its Affiliates will, and it will cause each of its Affiliates not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory toward the Company or any of its directors, officers, Affiliates, subsidiaries, employees, agents or representatives (collectively, the “Company Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Company or its subsidiaries or Affiliates; provided, however, that the foregoing shall not prevent the Investor Group from privately communicating to the Company, any directors or executive officers of the Company, any of the Investor Group’s potential investors or investors, or any stockholder of the Company, factual information based on publicly available information.

(b)    The Company hereby agrees that, until the earlier of (i) the expiration of the Standstill Period and (ii) any material breach of this Agreement by an Investor (provided that the Investor Group shall have three business days following written notice from the Company of material breach to remedy such material breach if capable of remedy), neither it nor any of its Affiliates will, and it will cause each of its Affiliates not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory toward any Investor or its Related Persons, or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of any Investor or its subsidiaries or Affiliates; provided, however, that the foregoing shall not prevent the Company from privately communicating to an Investor factual information based on publicly available information.

(c)    Notwithstanding the foregoing, nothing in this Section 6 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws; provided, that to the extent permitted and practicable, such Party must provide written notice to the other Parties at least two business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws that would otherwise be prohibited the provisions of this Section 6, and reasonably consider any comments of such other Parties.

(d)    The limitations set forth in Section 6(a) and 6(b) shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Section 6(a) and 6(b) if such statement by the other Party was made in breach of this Agreement.

7.    Public Announcements. Promptly following the execution of this Agreement, the Company and the Investor Group shall issue a mutually agreeable press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit C hereto. Prior to the issuance of the Press Release, neither the Company nor any Investor shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party. No Party or any of its Affiliates shall make any public statement (including in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Press Release.

8.    SEC Filings.

(a)    No later than two business days following the execution of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC reporting entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto.

(b)    No later than two business days following the execution of this Agreement, the Investor Group shall, if required, file with the SEC a Schedule 13D with respect to the Company, reporting the entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto. Except for amendments to the Schedule 13D, if any, filed by the Investor Group made solely to report material changes to the information contained therein, including a change in the level of ownership of Common Stock, none of the Investors shall, during the Standstill Period, (i) issue a press release in connection with this Agreement or the actions contemplated hereby or (ii) otherwise make any public statement with respect to this Agreement or the actions contemplated hereby, in each case without the prior written consent of the Company, with such consent to be approved by a majority vote of the Board, unless required by applicable law.

9.    Specific Performance. The Investor Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that any Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

10.    Notice. Any notices, consents, determinations, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by email or facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses, facsimile numbers, and email addresses for such communications shall be:

If to the Company:

SPS Commerce, Inc.

333 South 7th Street, Suite 1000

Minneapolis, MN 55402

Attention:        Chief Financial Officer

Fax No.:          (651) 583-5516

Email:              knelson@spscommerce.com

With copies (which shall not constitute notice) to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South 7th Street

Minneapolis, MN 55402

Attention:        Amy Seidel

    Mike Stanchfield

Fax No.:          (612) 766-1600

E-mail:            amy.seidel@faegrebd.com

    mike.stanchfield@faegrebd.com

If to the Investor Group:

Legion Partners Holdings, LLC

9401 Wilshire Blvd, Suite 705

Beverly Hills, CA 90212

Attention:        Chris Kiper, Managing Director

Fax No.:          (310) 729-8588

Email:             CKiper@legionpartners.com

and

Ancora Advisors, LLC

6060 Parkland Boulevard, Suite 200

Cleveland, OH 44124

Attention:        Jim Chadwick

Email:              jchadwick@ancora.net

With copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention:        Steve Wolosky

    Elizabeth Gonzalez-Sussman

Fax No.:          (212) 451-2222

E-mail:            swolosky@olshanlaw.com

      egonzalez@olshanlaw.com

11.    Governing Law. This Agreement shall be governed in all respects, including validity, interpretation, and effect, by, and construed in accordance with, the laws of the State of Delaware without giving effect to the choice of law or conflict of law principles thereof or of any other jurisdiction.

12.    Jurisdiction. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Parties hereto or their respective successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the abovenamed courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

13.    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

14.    Representative. Each Investor hereby irrevocably appoints Legion Partners as its attorney-in-fact and representative (the “Representative”), in such Investor’s place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated hereby. The Company shall be entitled to rely upon, as being binding on each Investor, any action taken by the Representative or any document, notice, instruction or other writing given or executed by the Representative.

15.    Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the Parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings, oral or written, between the Parties other than those expressly set forth herein.

16.    Headings. The section headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

17.    Waiver. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

18.    Remedies. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law or equity.

19.    Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.

20.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

21.    Amendment. This Agreement may be modified, amended or otherwise changed only in a writing signed by the Company, on the one hand, and the Representative (on behalf of itself and the other Investors), on the other hand.

22.    Termination. Upon the expiration of the Standstill Period in accordance with Section 3, this Agreement shall immediately and automatically terminate in its entirety and no Party hereunder shall have any further rights or obligations under this Agreement; provided, however, no Party shall be released from any breach of this Agreement that occurred prior to the termination of this Agreement.

23.    Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and be enforceable by the Parties hereto and the respective successors, heirs, executors, legal representatives and permitted assigns of the Parties, and inure to the benefit of any successor, heir, executor, legal representative or permitted assign of any of the Parties; provided, however, that no Party may assign this Agreement or any rights or obligations hereunder without, with respect to any Investor, the express prior written consent of the Company (with such consent specifically authorized in a written resolution adopted by a majority vote of the Board), and with respect to the Company, the prior written consent of the Representative.

24.    No Third-Party Beneficiaries. The representations, warranties and agreements of the Parties contained herein are intended solely for the benefit of the Party to whom such representations, warranties or agreements are made, and shall confer no rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other person or entity, and no other person or entity shall be entitled to rely thereon.

25.    Counterparts; Facsimile / PDF Signatures. This Agreement and any amendments hereto may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by email delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

26.    Expenses. Each of the Company and the Investor Group shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution, and effectuation of this Agreement and the transactions contemplated hereby, including attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing; provided, however, that the Company shall reimburse the Investor Group, within 30 days of the date that the Company receives reasonably satisfactory supporting documentation, for its reasonable documented out-of-pocket third-party expenses, including legal fees and expenses, as actually incurred in connection with the negotiation and execution of this Agreement in an amount not to exceed $50,000.

[Signature page follows]

IN WITNESS WHEREOF the Parties have duly executed and delivered this Agreement as of the date first written above.

SPS COMMERCE, INC.

By:	/s/ Archie Black
Name:	Archie Black
Title:	President & CEO

Signature Page to Cooperation Agreement

Legion Partners, L.P. I

By:	Legion Partners Asset Management, LLC
Investment Advisor

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

Legion Partners, L.P. II

By:	Legion Partners Asset Management, LLC
Investment Advisor

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

Legion Partners, LLC

By:	Legion Partners Holdings, LLC
Managing Member

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Member

Legion Partners Asset Management, LLC

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

Legion Partners Holdings, LLC

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Member

/s/ Christopher S. Kiper
Christopher S. Kiper

/s/ Raymond White
Raymond White

Signature Page to Cooperation Agreement

Ancora Merlin Institutional LP By: Ancora Advisors, LLC, its General Partner

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Merlin LP By: Ancora Advisors, LLC, its General Partner

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Catalyst Institutional LP By: Ancora Advisors, LLC, its General Partner

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Catalyst LP By: Ancora Advisors, LLC, its General Partner

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Advisors, LLC

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

/s/ Frederick DiSanto
Frederick DiSanto

Signature Page to Cooperation Agreement

Exhibit A

Name of Person or Entity	Number of Shares
Legion Partners, L.P. I (“Legion Partners I”)

Legion Partners I beneficially owns directly 286,877 shares of Common Stock.

Legion Partners I has sold short in over the counter market American-style put options referencing an aggregate of 1,800 shares of Common Stock, which have an exercise price of $60.00 and will expire on March 16, 2018.

Legion Partners, L.P. II (“Legion Partners II”)

Legion Partners II beneficially owns directly 12,667 shares of Common Stock.

Legion Partners II has sold short in over the counter market American-style put options referencing an aggregate of 100 shares, which have an exercise price of $60.00 and will expire on March 16, 2018.

Legion Partners, LLC	As the general partner of each of Legion Partners I and Legion Partners II, Legion Partners, LLC may be deemed to beneficially own the 286,877 shares of Common Stock beneficially owned directly by Legion Partners I and 12,667 shares of Common Stock beneficially owned directly by Legion Partners II.

Legion Partners Asset Management, LLC (“Legion Partners Asset Management”)	As the investment advisor of each of Legion Partners I and Legion Partners II, Legion Partners Asset Management may be deemed to beneficially own the 286,877 shares of Common Stock beneficially owned directly by Legion Partners I and 12,667 shares of Common Stock beneficially owned directly by Legion Partners II.

Legion Partners Holdings, LLC (“Legion Partners Holdings”)	Legion Partners Holdings beneficially owns directly 100 shares of Common Stock. As the sole member of Legion Partners Asset Management and sole member of Legion Partners LLC, Legion Partners Holdings may also be deemed to beneficially own the 286,877 shares of Common Stock beneficially owned directly by Legion Partners I and 12,667 shares of Common Stock beneficially owned directly by Legion Partners II.

Christopher S. Kiper	As a managing director of Legion Partners Asset Management and managing member of Legion Partners Holdings, Mr. Kiper may be deemed to beneficially own the 286,877 shares of Common Stock beneficially owned directly by Legion Partners I, 12,667 shares of Common Stock beneficially owned directly by Legion Partners II and 100 shares of Common Stock beneficially owned directly by Legion Partners Holdings.

Raymond White	As a managing director of Legion Partners Asset Management and managing member of Legion Partners Holdings, Mr. White may be deemed to beneficially own the 286,877 shares of Common Stock beneficially owned directly by Legion Partners I, 12,667 shares of Common Stock beneficially owned directly by Legion Partners II and 100 shares of Common Stock beneficially owned directly by Legion Partners Holdings.

Exhibit B

Name of Person or Entity	Number of Shares
Ancora Merlin Institutional LP (“Ancora Merlin Institutional”)	Ancora Merlin Institutional beneficially owns directly 94,272 shares of Common Stock.

Ancora Merlin LP (“Ancora Merlin”)	Ancora Merlin beneficially owns directly 9,513 shares of Common Stock.

Ancora Catalyst Institutional LP (“Ancora Catalyst Institutional”)	Ancora Catalyst Institutional beneficially owns directly 90,551 shares of Common Stock.

Ancora Catalyst LP (“Ancora Catalyst”)	Ancora Catalyst beneficially owns directly 5,361 shares of Common Stock.

Ancora Advisors, LLC (“Ancora Advisors”)	As the investment advisor to each of Ancora Merlin Institutional, Ancora Merlin, Ancora Catalyst Institutional and Ancora Catalyst, Ancora Advisors may be deemed to beneficially own the 94,272 shares of Common Stock beneficially owned directly by Ancora Merlin Institutional, 9,513 shares of Common Stock beneficially owned directly by Ancora Merlin, 90,551 shares of Common Stock beneficially owned directly by Ancora Catalyst Institutional and 5,361 shares of Common Stock beneficially owned directly by Ancora Catalyst.

Frederick DiSanto	As the Chairman and Chief Executive Officer of Ancora Advisors, Mr. DiSanto may be deemed to beneficially own the 94,272 shares of Common Stock beneficially owned directly by Ancora Merlin Institutional, 9,513 shares of Common Stock beneficially owned directly by Ancora Merlin, 90,551 shares of Common Stock beneficially owned directly by Ancora Catalyst Institutional and 5,361 shares of Common Stock beneficially owned directly by Ancora Catalyst.

Exhibit C

Contact:

Investor Relations

The Blueshirt Group

Irmina Blaszczyk

Lisa Laukkanen

SPSC@blueshirtgroup.com

415-217-4962

SPS Commerce Appoints Three New Independent Directors to the Board

MINNEAPOLIS, March 16, 2018 – SPS Commerce, Inc. (NASDAQ: SPSC), a leader in retail cloud services, announced today that its Board of Directors appointed Melvin Keating, Michael McConnell and Marty Reaume as independent directors to the Company’s Board of Directors, effective immediately.

James Ramsey, Chair of the Governance and Nominating Committee, said, “We welcome Mel, Mike and Marty to the Company’s Board of Directors. They bring diverse backgrounds and extensive operating, financial and leadership experience that will provide valuable insights into our business priorities. We look forward to working together as SPS continues its growth path.”

In connection with these actions, the Company entered into an agreement with Legion Partners Holdings, LLC, Ancora Advisors, LLC and certain of their affiliates. Pursuant to the agreement, the Company agreed to nominate Messrs. Keating and McConnell, who were nominated by Legion Partners. In addition, one board member will not stand for re-election at the 2018 annual meeting of stockholders so that immediately following the annual meeting the Board will comprise 9 directors. Pursuant to the agreement, Legion Partners and Ancora Advisors have agreed, among other things, to vote their shares in support of the director nominees recommended by the Board at the Company’s 2018 annual meeting of stockholders. The agreement between SPS Commerce and Legion Partners will be included as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

333 South Seventh Street, Suite 1000  |  Minneapolis, MN 55402  |  P:  612-435-9400  F: 612-435-9401  |  www.spscommerce.com

Christopher Kiper, Managing Director of Legion Partners, said, “Our investment in SPS Commerce reflects our confidence in the company as a leader in cloud-based supply chain management solutions. I am confident the skillset and expertise of these individuals will further our common goal of enhancing value for SPS shareholders.”

About Melvin Keating

Melvin L. Keating, has served in multiple executive positions over his extensive career. Currently, he is a consultant, providing investment advice and other services to public companies and private equity firms. He serves as a director of Harte Hanks, Inc., MagnaChip Semiconductor Corporation, and Agilysys Inc. Previously, Mr. Keating was CEO of Alliance Semiconductor Corporation, a strategy consultant for Warburg Pincus Equity Partners and CEO of Sunbelt Management.

About Michael McConnell

Michael J. McConnell has extensive operating and financial experience. Currently, he is a private investor and has served on numerous public and private company boards. He serves as a director of Adacel Technologies. Previously, Mr. McConnell was Interim CEO of Spark Networks, CEO of Collectors Universe, and Managing Director of Shamrock Capital Advisors, the alternative investment vehicle of the Disney family.

About Marty Réaume

Marty M. Réaume is a seasoned HR executive. Currently, she is the Chief People Officer of Twilio Inc. Ms. Reaume previously served as Chief People Officer of Fitbit, Inc. and NetSuite Inc.

About SPS Commerce

SPS Commerce perfects the power of trading partner relationships with the industry’s most broadly adopted, retail cloud services platform. As a leader in cloud-based supply chain management solutions, we provide proven integrations and comprehensive retail performance analytics to thousands of customers worldwide. SPS Commerce has achieved 68 consecutive quarters of revenue growth and is headquartered in Minneapolis. For additional information, please contact SPS Commerce at 866-245-8100 or visit www.spscommerce.com.

333 South Seventh Street, Suite 1000  |  Minneapolis, MN 55402  |  P:  612-435-9400  F: 612-435-9401  |  www.spscommerce.com

SPS COMMERCE, SPS, SPS logo, RETAIL UNIVERSE, 1=INFINITY logo, AS THE NETWORK GROWS, SO DOES YOUR OPPORTUNITY, INFINITE RETAIL POWER, RETAIL UNIVERSE are marks of SPS Commerce, Inc. and Registered in the U.S. Patent and Trademark Office. RSX, IN:FLUENCE, and others are further marks of SPS Commerce, Inc. These marks may be registered or otherwise protected in other countries.

SPS-F

333 South Seventh Street, Suite 1000  |  Minneapolis, MN 55402  |  P:  612-435-9400  F: 612-435-9401  |  www.spscommerce.com